Exhibit 99.1

Investor Relations Contact:

Alexandra Geller

Cornerstone OnDemand

Phone: 310-752-1870

Email: ageller@csod.com

Media Contact:

Deaira Irons

Cornerstone OnDemand

Phone: 310-752-0164

Email: dirons@csod.com

Cornerstone OnDemand Announces Corporate Governance Changes

Changes support Cornerstone’s overall transformation plan announced in November

SANTA MONICA, Calif. – January 17, 2018 - Cornerstone OnDemand (NASDAQ: CSOD), a global leader in cloud-based learning and human capital management software, today announced plans to make several changes to its corporate governance structure as part of its broader strategic transformation plan outlined in November 2017. Cornerstone will separate the chairman of the board and CEO roles and move to declassify its board of directors. Additionally, long-tenured directors Mark Baker, Hal Burlingame and Joe Payne announced their plans to retire from the board.

The company plans to separate the chairman and CEO roles when a new chairman is appointed. Adam Miller, who currently serves as both chairman and CEO of the company, will continue to serve as a director and CEO once the appointment is made.

Cornerstone’s board of directors also announced it will be submitting a proposal to stockholders to declassify the board. Currently, the company’s three classes of directors are elected for staggered, three-year terms. Declassification of the board would enable Cornerstone’s stockholders to vote annually on the election of all directors. The proposal to declassify will appear on the ballot at the company’s 2018 annual shareholder meeting, and requires the support of the holders of 70 percent of outstanding shares of the company’s common stock to be adopted. If stockholders approve the proposal, directors standing for election in 2019 and beyond would be elected to one-year terms.

Regarding the retirement of Mr. Baker, Mr. Burlingame and Mr. Payne as directors, Mr. Baker will retire at the company’s 2018 annual shareholder meeting after 15 years of service. Mr. Payne and Mr. Burlingame will retire when their terms expire at the company’s 2018 and 2019 annual shareholder meetings, respectively. In connection with these announced retirement plans, directors Dean Carter and Joe Osnoss will join Robert Cavanaugh on the nominating and corporate governance committee, which Mr. Osnoss will chair. The committee is working closely with the full board, Silver Lake and other shareholders to identify additional world-class directors for the board.

“Mark, Hal and Joe all have played critical roles at various stages in helping Cornerstone grow and reach its current scale,” said Mr. Miller. “We are deeply grateful for their service, dedication and significant contribution to Cornerstone’s success over the years.”

A number of Cornerstone shareholders voiced their support for the changes:

Ricky Sandler, Chief Executive Officer of Eminence Capital, a 9.9 percent Cornerstone shareholder, said, “We support the corporate governance changes announced today by the company. These changes, along with the operating transformation already underway following a recent strategic review by the board, are very positive steps towards maximizing the shareholder value of this strong franchise. We commend the board on its actions over the past year and are fully supportive of the company’s current direction.”

“We believe strong corporate governance is a key ingredient in creating long-term shareholder value and are pleased with the direction the company is heading,” stated Robert Moses, managing partner of RGM Capital, a 5 percent Cornerstone shareholder.

“We believe these important corporate governance changes, coupled with the company’s best-in-class technology and new strategic plan, will help drive long-term shareholder value,” said Kevin Oram, managing partner of Praesidium Investment Management Company, LLC, also a 5 percent Cornerstone shareholder.

“We support the governance changes Cornerstone announced today, which we believe will better support the company in its efforts to capitalize on its industry-leading position and set the table for future growth and financial success,” said Arthur Young, managing partner of Cornerstone shareholder Tensile Capital Management.

About Cornerstone OnDemand

Cornerstone OnDemand, Inc. (NASDAQ: CSOD) is a global leader in cloud-based learning and human capital management software. The company is pioneering solutions to help organizations realize the potential of the modern workforce. From recruitment, onboarding, training and collaboration, to performance management, compensation, succession planning, people administration and analytics, Cornerstone is designed to enable a lifetime of learning and development that is fundamental to the growth of employees and organizations.

Based in Santa Monica, California, the company’s solutions are used by more than 3,100 clients worldwide, spanning more than 33.5 million users across 192 countries and 43 languages. To learn more about Cornerstone, visit us on Twitter, Facebook and our blog. www.cornerstoneondemand.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the company’s plans to make changes to its corporate governance structure, including the separation of the chairman and CEO roles, the proposal to declassify the board, and the retirement of certain directors, are forward-looking statements that involve a number of uncertainties and risks. Actual results may differ materially from these statements and from actual future events or results due to a variety of factors, which are described in reports and documents the company files from time to time with the Securities and Exchange Commission, including the factors described under the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. Except to the extent required by applicable law, the company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

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Cornerstone® and Cornerstone OnDemand® are registered trademarks of Cornerstone OnDemand Inc.